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                                                                     EXHIBIT 4.4


                         SECOND AMENDMENT AND WAIVER TO
                           LOAN AND SECURITY AGREEMENT

         THIS SECOND AMENDMENT AND WAIVER (this "Second Amendment"), dated as of April 12, 2001, to that certain Loan and Security Agreement dated as of June 30, 2000 (as amended by that certain First Amendment dated as of March 1, 2001, the "Agreement"), is entered into by A-OK CONTROLS ENGINEERING, INC., a Michigan corporation ("Borrower"), and LASALLE BUSINESS CREDIT, INC., a Delaware corporation ("Lender"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

                                    RECITALS

         A. Borrower and Lender are party to the Agreement, pursuant to which Lender has agreed to make, and has made, certain loans, advances and credit accommodations to Borrower pursuant to the terms and conditions set forth in the Agreement.

         B. Nematron and Lender are party to the Nematron Loan Agreement, pursuant to which Lender has agreed to make, and has made, certain loans, advances and credit accommodations to Nematron pursuant to the terms and conditions set forth in the Nematron Loan Agreement.

         C. Borrower is a wholly-owned Subsidiary of Nematron and has materially benefited, and will materially benefit, from the loans, advances and credit accommodations made, and to be made, to Nematron pursuant to the Nematron Loan Agreement.

         D. Pursuant to paragraph 14(m)(i) of the Nematron Loan Agreement, Nematron and its Subsidiaries (including, without limitation, Borrower), on a consolidated basis, were required at all times to maintain a Tangible Net Worth plus Subordinated Indebtedness of not less than $1,250,000 during Fiscal Year ending December 31, 2000, and $2,500,000 during Fiscal Year ending December 31, 2001.

         E. The Tangible Net Worth plus Subordinated Indebtedness of Nematron and its Subsidiaries, on a consolidated basis, as of June 30, 2000 and each subsequent calendar month end in the Fiscal Year ended December 31, 2000, and January 31, 2001 and February 28, 2001, according to the financial covenant calculations accompanying Nematron's Officer's Certificates, was less than the applicable required minimum amount referenced in Recital D above, thus constituting breaches and violations of paragraph 14(m)(i) of the Nematron Loan Agreement.

         F. Pursuant to paragraph 14(m)(ii) of the Nematron Loan Agreement, Nematron and its Subsidiaries (including, without limitation, Borrower), on a consolidated basis, were required to maintain an Interest Coverage Ratio as of the end of each fiscal quarter for that portion of the Fiscal Year then ended, commencing with the fiscal quarter ending December 31, 2000, of not less than
1.50 to 1.00.

         G. The Interest Coverage Ratio of Nematron and its Subsidiaries, on a consolidated basis, for the full Fiscal Year ended December 31, 2000 was 0.44 to 1.00, according to the financial covenant calculations accompanying an Officer's Certificate of Nematron, thus constituting a breach and violation of paragraph 14(m)(ii) of the Nematron Loan Agreement.

         H. Pursuant to paragraph 14(m)(iii) of the Nematron Loan Agreement, Nematron and its Subsidiaries (including, without limitation, Borrower), on a consolidated basis, were required to maintain a Debt Service Coverage Ratio, as of the end of each fiscal quarter for that portion of the Fiscal Year then ended, commencing with the fiscal quarter ending December 31, 2000, of not less than 0.75 to 1.00.

         I. The Debt Service Coverage Ratio of Nematron and its Subsidiaries, on a consolidated basis, for the full Fiscal Year ended December 31, 2000 was (1.48) to 1.00, according to the financial covenant calculations accompanying an Officer's Certificate of Nematron, thus constituting a breach and violation of paragraph 14(m)(iii) of the Nematron Loan Agreement.


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         J. Pursuant to paragraph 14(h) of the Nematron Loan Agreement, Nematron is prohibited from incurring any indebtedness (other than certain specified liabilities) or guaranteeing the obligations of any Person without Lender's prior written consent, and pursuant to paragraph 14(i) of the Nematron Loan Agreement, Nematron may not create any new Subsidiary (other than certain specified Subsidiaries) without Lender's prior written consent.

         K. Nematron has acquired (the "Optimation Acquisition") 100% of the issued and outstanding capital stock ("Optimation Stock") of Optimation, Inc., an Alabama corporation ("Optimation"), pursuant to the terms of that certain Stock Purchase Agreement dated as of March 30, 2001, among Dennis A. Sierk, Sheila D. Sierk, Charles Garrett, Kerry Garrett (all of the foregoing persons are "Sellers"), Optimation and Nematron, in the form attached hereto as Exhibit A (the "Stock Purchase Agreement").

         L. Each breach or violation described in Recitals E, G and I above, and the lapse of thirty (30) days from the occurrence thereof, constitutes an Event of Default under paragraph 16(o) of the Agreement, and the breach or violation described in Recital K above, and the lapse of thirty (30) days from the occurrence thereof, constitutes an Event of Default under paragraph 16(b) of the Agreement (each is a "Subject Default").

         M. Pursuant to paragraph 2 of the Agreement, following the occurrence and during continuation of an Event of Default, Lender may cease making any further Loans, in addition to Lender's other remedies under the Agreement.

         N. Borrower has requested that Lender waive the Subject Defaults, and Lender is willing to do so subject to the terms and conditions set forth in this Second Amendment.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:

1.       AMENDMENTS TO THE AGREEMENT.

         1.1 Paragraph 12. Clauses (a) and (b) of Paragraph 12 of the Agreement are hereby amended and restated to read, in their entirety, as follows:

             (a) This Agreement shall be in effect from the date hereof until November 12, 2003 ("ORIGINAL TERM") and shall automatically renew itself from year to year thereafter (each such one year renewal being referred to herein as a "RENEWAL TERM") unless (i) the due date of the Liabilities is accelerated pursuant to paragraph 17 hereof; (ii) both Borrower and Nematron elect, or LaSalle elects, to terminate both this Agreement and the Nematron Loan Agreement at the end of the Original Term or at the end of any Renewal Term by giving the other parties written notice of such election at least sixty (60) days prior to the end of the Original Term or the then current Renewal Term, in which case Borrower and Nematron shall pay all of the Liabilities in full on the last day of such term; or (iii) both Borrower and Nematron elect to terminate both this Agreement and the Nematron Loan Agreement at any other time during the Original Term or any Renewal Term upon not less than sixty (60) days' prior written notice to the other parties, in which case Borrower and Nematron shall pay all of the Liabilities in full on the date specified in such written notice. If one or more of the events specified in subparagraphs (i), (ii) or (iii) occurs, this Agreement shall terminate on the date thereafter on which the Liabilities are paid in full; provided, however, that the security interests and liens created under this Agreement, the Nematron Loan Agreement and the Other Agreements shall survive such termination until the date upon which payment and satisfaction in full of the Liabilities shall have occurred. At such time as Borrower and Nematron have repaid all of the Liabilities and both this Agreement and the Nematron Loan Agreement have been terminated, (A) Borrower shall deliver to LaSalle a release, in form and substance reasonably satisfactory to LaSalle, of all obligations and liabilities of LaSalle and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower, and if Borrower is obtaining new financing from another lender, Borrower shall deliver such lender's indemnification of LaSalle, in form and substance reasonably satisfactory to LaSalle, for checks which LaSalle has credited to Borrower's account, but which subsequently are dishonored for


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         any reason and, (B) LaSalle shall deliver to Borrower a release in form and substance reasonably satisfactory to Borrower.

             (b) If this Agreement is terminated prior to the end of the Original Term, Borrower agrees to pay to LaSalle, as a prepayment fee, in addition to the payment of all other Liabilities owing by Borrower, an amount equal to: (i) two percent (2%) of the Loan Commitment if this Agreement is terminated during the first year of the Original Term;
         (ii) one percent (1.0%) of the Loan Commitment if this Agreement is terminated during the second year of the Original Term; (iii) one percent (1.0%) of the Loan Commitment if this Agreement is terminated during the third year of the Original Term; and (iv) one-half of one percent (0.50%) of the Loan Commitment if this Agreement is terminated on or after November 12, 2002; provided, however, that such prepayment fee shall not be payable if this Agreement is terminated (A) at the end of the Original Term pursuant to the terms set forth herein, or (B) at any other time by LaSalle if no Default or Event of Default shall have occurred and be continuing, or (C) by the Borrower following the issuance of any Capital Adequacy Demand, or (D) by the Borrower following the merger of LaSalle with and into, or the sale of substantially all of LaSalle's assets to, any Person which is not an Affiliate of LaSalle and where LaSalle is not the surviving entity, or
         (E) by the Borrower following any sale, assignment, transfer or other disposition by LaSalle of its rights under this Agreement and the Other Agreements (other than a participation interest herein or therein) to any Person other than an Affiliate of LaSalle; provided, further, that any such prepayment fee shall be waived if Borrower refinances all Liabilities with Standard Federal on or after December 31, 2001. In light of the extreme difficulty of accurately calculating actual damages arising out of any early termination, LaSalle and Borrower have agreed that the prepayment fee provided for above is a reasonable estimate of actual damages that would be incurred.

         1.2 Paragraph 14(p). Paragraph 14(p) of the Agreement is hereby amended and restated to read, in its entirety, as follows:

             (p) Borrower shall not enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate of Borrower except in the ordinary course of business for fair consideration and on terms no less favorable to Borrower or such Subsidiary as are available from unaffiliated third parties. Accounts related to sales of products or services performed among the Borrower and any Subsidiaries or among any Subsidiaries shall be due and payable within thirty (30) days after the stated invoice date or date of delivery or performance, whichever is earlier;

2. WAIVER. Lender hereby waives the Subject Defaults, effective as of December 31, 2000.

3. REPRESENTATIONS AND WARRANTIES. To induce Lender to enter into this Second Amendment and to temporarily continue to make available Loans pursuant to
Section 2 above, Borrower represents and warrants to Lender that:

         3.1 Organization and Existence. Borrower is duly organized and validly existing under the laws of the State of Michigan. Borrower has filed all annual reports required to be filed on or before the date hereof with the Secretary of State of Michigan. Borrower has not filed nor authorized the filing of, articles of dissolution with the Secretary of State of Michigan.

         3.2 Authority, Authorization and Enforceability. Borrower has the requisite power and authority to execute and deliver this Second Amendment and to perform its obligations hereunder and under the Agreement as amended hereby. Borrower has duly authorized the execution and deliver of this Second Amendment and the performance of its obligations hereunder and under the Agreement as amended hereby. This Second Amendment and the Agreement as amended hereby are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

         3.3 No Violation of Law or Contract. Borrower's execution and delivery of this Second Amendment, and Borrower's performance of its obligations hereunder and under the Agreement as amended hereby, does not and shall not conflict with the provisions of any statutes, regulation, ordinance or rule of law, or any agreement, contract or other document binding on Borrower.

         3.4 No Default, Event of Default or Material Adverse Effect. After giving effect to the waiver set forth in Section 2 hereof, (a) no Default or Event of Default has occurred or is continuing, and (b) no Material Adverse Effect has occurred since the Closing Date.

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         3.5 General Representations and Warranties Remade. Except as expressly identified herein, all representations, warranties and covenants made as of the Closing Date pursuant to the Agreement are hereby remade as of the date of this Second Amendment.

4.       GENERAL.

         4.1 Expenses. Borrower agrees to pay Lender, on the date hereof and from time to time hereafter upon demand, all expenses, including reasonable attorneys' and legal assistants' fees, incurred by Lender in connection with the preparation, negotiation and execution of this Second Amendment and any document required to be furnished herewith.

         4.2 Entire Agreement. This Second Amendment, the Agreement as amended hereby, and all of the Other Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other understandings, oral or written, with respect to the subject matter hereof.

         4.3 Effect of Amendment; No Waiver. Except as expressly amended pursuant to Section 1 hereof, the Agreement and the Other Agreements shall remain in full force and effect and are hereby ratified and confirmed in all respects. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2 HEREOF, THIS SECOND AMENDMENT SHALL NOT OPERATE AS A WAIVER OF ANY RIGHT, POWER OR REMEDY OF LENDER UNDER THE AGREEMENT OR ANY OF THE OTHER AGREEMENTS, AND LENDER RESERVES ALL RIGHTS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, RIGHTS AND REMEDIES ACCRUING OR EXISTING BY REASON OF THE SUBJECT DEFAULTS).

         4.4 Miscellaneous Provisions. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF WISCONSIN. Section headings in this Second Amendment are included for the convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose. Whenever possible, each provision of this Second Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Second Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Second Amendment. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one instrument. This Second Amendment shall be binding upon, and inure to the benefit of, Borrower and Lender and their respective successors and assigns.

                            [Execution Page Follows]


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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.



                                  LENDER

                                  LASALLE BUSINESS CREDIT, INC.


                                  By:  /s/ Dale P. Grzenia
                                       ---------------------------------------
                                           Dale P. Grzenia, Vice President


                                  BORROWER

                                  A-OK CONTROLS ENGINEERING, INC.


                                  By:  /s/ David P. Gienapp
                                       ---------------------------------------
                                           David P. Gienapp
                                           Vice President-Finance and
                                           Administration, and Secretary